MutualFirst Financial Press Release

Date:	April 29, 2010

Contact:	David W. Heeter, CEO (765) 747-2880
dave.heeter@bankwithmutual.com

For Publication:	Immediately

MutualFirst Financial Announces Promotion

Muncie, Indiana, April 28, 2010 – On behalf of MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, Chief Executive Officer, David Heeter, announces the promotion of Christopher Cook to Senior Vice President, Treasurer and Chief Financial Officer of MutualFirst Financial and MutualBank.

Cook began his career with MutualBank in 1996. Since that time he has served as Profitability Analyst, Assistant Treasurer, Controller and Director of Finance.  Cook is a graduate of Ball State University where he earned a bachelor’s degree in Actuarial Science, and a master’s of Business Administration.  Cook is a Certified Public Accountant, and in 2006 he completed his studies at the Graduate School of Banking.  An active member of the community, Cook serves many local organizations as Vice Chairman of the Board for Hillcroft Services, Inc. and Treasurer for The MutualBank Charitable Foundation.

MutualBank has served the financial needs of the community since 1889. They are a full-service financial institution with assets of more than $1.5 billion and 33 offices serving Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash counties in North and Central Indiana. Additionally, there are five MutualWealth Management Group trust service offices in Carmel, Crawfordsville, Marion, Mishawaka and Muncie, Indiana and a real estate lending office in New Buffalo, Michigan.

MutualBank remains a leading residential lender in each of their markets and is a wholly-owned subsidiary of MutualFirst Financial, Inc. The company is traded on NASDAQ under the symbol MFSF, and can be found on the Internet at bankwithmutual.com.